Exhibit 99.1

BridgeBio Pharma, Inc. Appoints Pioneering National Leader in Genomics and Workforce Diversity Hannah Valantine to its Board of Directors

PALO ALTO, Calif., Oct. 25, 2021 /PRNewswire/ — BridgeBio Pharma, Inc. (Nasdaq: BBIO), a commercial-stage biopharmaceutical company focused on genetic diseases and cancers, today announced that it has added a new independent director to its board: Hannah Valantine, M.D., a national leader in organ transplant genomics who led the National Institutes of Health’s efforts to promote diversity, equity, and inclusion in biomedical research. Dr. Valantine currently serves as a professor of medicine at Stanford University School of Medicine, where she has been a faculty member since 1987. Dr. Valantine was elected to the National Academy of Medicine in 2020 for her research in organ transplantation and her work to promote workforce diversity.

“From her groundbreaking discovery of a new technology to help transplant patients, to her meaningful efforts to support and encourage diversity within biomedical sciences, Dr. Valantine’s impact on our industry is far-reaching,” said BridgeBio founder and CEO Neil Kumar, Ph.D. “We are proud to have Dr. Valantine join our board and we feel privileged to have the opportunity to learn from her as we work to build the next great genetic medicine company together.”

At the National Institutes of Health, Dr. Valantine served as the inaugural chief officer for scientific workforce diversity, and as a senior investigator in the intramural research program at the National Heart, Lung, and Blood Institute from 2014 to 2020. Prior to that, she was a professor of cardiovascular medicine and the senior associate dean for diversity and leadership at Stanford.

In collaboration with her colleagues at Stanford, Dr. Valantine co-invented the technology for organ donor derived cell-free DNA for diagnosis of transplant rejection, which is currently licensed and used to monitor patients for early detection of acute organ rejection. Dr. Valantine also serves as the principal and founder of HAV LLC, a consulting company for diversity, equity and inclusion that she founded in January 2021. Dr. Valantine serves on the board of directors of Pacific Biosciences of California, Inc. and of CareDx, Inc. Dr. Valantine received her M.B.B.S., M.R.C.P. and M.D. at St. Georges Hospital/London University.

“As someone who has been focused throughout my career on improving patient outcomes, I am impressed and inspired by BridgeBio’s commitment to helping people living with genetic diseases and cancers. I look forward to supporting the company in its efforts to develop meaningful medicines for patients around the world, and fostering an environment where diverse perspectives are heard and harnessed as we advance promising biomedical research for patients in need,” said Dr. Valantine.

About BridgeBio Pharma, Inc. BridgeBio Pharma, Inc. (BridgeBio) is a biopharmaceutical company founded to discover, create, test and deliver transformative medicines to treat patients who suffer from genetic diseases and cancers with clear genetic drivers. BridgeBio’s pipeline of over 30 development programs ranges from early science to advanced clinical trials and its commercial organization is focused on delivering the company’s two approved therapies. BridgeBio was founded in 2015 and its team of experienced drug discoverers, developers and innovators are committed to applying advances in genetic medicine to help patients as quickly as possible. For more information visit bridgebio.com.

BridgeBio Media Contact:

Grace Rauh

Grace.rauh@bridgebio.com

(917) 232-5478

BridgeBio Investor Contact:

Katherine Yau

katherine.yau@bridgebio.com

(516) 554-5989